IDAH0 TAX-EXEMPT FUND ANNUAL REPORT
                                November 30, 1996
DEAR SHAREOWNERS:

1996 was a year of patience and determination for fixed income investors. Concern over excessive economic growth and the potential for rising inflation pushed interest rates higher and bond prices lower through July. But high taxes and restrictive monetary policy kept the economy and inflation under control. In the end, Idaho Tax-Exempt Fund provided a total 4.66% return for fiscal 1996. The current tax-exempt yield of 4.74% is equivalent to 8.54% taxable yield for top-bracket Idaho taxpayers.

Looking forward, we foresee a positive environment for fixed income investments. Modest growth and low inflation should continue, allowing interest rates to move lower into 1997. Congress will limit federal spending. The cautious monetary policy of the Federal Reserve will continue under Greenspan's leadership. The highly competitive world economy limits inflation's potential.

Idaho Tax-Exempt Fund has over 9 full years of operating experience. Total return since inception has averaged 6.70% per year, almost entirely tax-free. The Fund maintains its conservative approach to credit quality (portfolio average rating is AA-) and maturity risk (portfolio average maturity is 7.1 years). We shun risk enhancing techniques such as derivatives or leverage in the Fund. We buy only quality Idaho municipal bonds, which can be hard to find, rather than substitutes from places like Puerto Rico or Guam. We seek to improve yield through low operating expenses rather than high portfolio risks.

As your portfolio manager, I welcome opportunities to hear from shareowners and prospective investors. As a true no-load mutual fund, the Fund provides investors with the advantages of daily liquidity, professional management, and a proven record of relative price stability. Thank you for investing with us, and our best wishes for the New Year.

          PHELPS MCILVAINE,
               VICE  PRESIDENT, PORTFOLIO MANAGER

INVESTMENTS
November 30, 1996
RATING* ISSUER         COUPON/MATURITY  FACE AMOUNT  MARKET VALUE
-------------------------------------------------------------------------------
ELECTRIC POWER (2.1%)
AAA   Idaho Falls
      Electric Revenue      6.75%due    $100,000    $105,344
                            4/1/2019

GENERAL OBLIGATIONS (33.5%)
AA    Ada and Canyon        6.65%due     100,000     108,330
      Counties              1/30/2011
      Joint School Dist     7.375%due    100,000     110,200
      #2 Meridian           7/30/2000
A-    Bannock County        6.00%due     100,000     103,684
      County Jail Bond      9/1/2012
AAA   Boise City ID         5.50%due      95,000      97,506
      UTGO ISD              7/30/2011
AA-         "               5.50%due     150,000     152,005
                            7/30/2016
A     Bonneville            7.00%due     100,000     106,673
      Cnty SD #91           8/1/2008
AAA   Canyon County ISD     5.40%due     100,000     101,752
      #132                  7/30/2011
A     Canyon County SD      5.90%due      50,000      52,079
      #135 Notus            8/1/2005
            "               6.00%due      50,000      52,201
                            8/1/2006
            "               6.00%due      50,000      52,222
                            8/1/2007
AAA   Gooding County
      (Wendell)
      School Dist.#232      6.00%due      55,000      57,606
                            8/1/2008
AAA   Kootenai County
      School District       6.00%due     100,000     104,831
      #273                  8/1/2012
AAA   Madison County
      School District       5.60%due     150,000     153,890
      #321                  2/1/2010
AA    Payette County        6.50%due      80,000      86,777
                            7/31/2008
AA    School District       6.75%due     155,000     169,935
      #372                  7/31/2009
            "               6.75%due     100,000     109,193
                            7/31/2010
AAA   Teton County          5.50%due      75,000      77,292
      ID UTGO               8/01/2012    --------    --------
      SUB-TOTAL                        1,610,000   1,696,176

HOUSING (9.4%)
AA    Idaho Housing
      Authority Single
      Farm Mortgage, B-1    6.85%due     110,000     113,308
                            7/1/2012
AA    Idaho Housing
      Authority
      Refunding Ser A       6.15%due     150,000     154,380
                            7/1/2024
AA    Idaho Housing
      Authority Single
      Fam Mort Mezz-E-1     6.60%due     115,000     119,250
                            7/1/2011
AA    Idaho Housing
      Authority Single
      Fam Mort Rev Ser B1   8.125%due      5,000       5,250
                            7/1/2019
            "               8.00%due      25,000      26,095
                            1/1/2020
AA    Idaho Housing
      Authority Single      7.70%due      55,000      56,543
      Fam Mort SR Ser C1    7/1/2017     --------    --------
      SUB-TOTAL                          460,000     474,826

IRRIGATION (4.2%)
AA    Boise Kuna            6.00%due     200,000     211,390
      Irr. Dist.            7/1/2008

MEDICAL/HOSPITALS (4.6%)
      Idaho Health
      Facility
AA    St. Alphonsus         6.25%due     175,000     187,350
      Medical Center        12/1/2012
AA          "               6.25%due      45,000      47,551
                            12/1/2022    --------    --------
      SUB-TOTAL                          220,000     234,901

REAL ESTATE (6.6%)
A     Idaho Falls           8.05%due     100,000     115,820
      Redevel. Agency Rev   10/1/2006
                  "         8.125%due    100,000     115,786
                            10/1/2008
AAA   Idaho St Bldg         5.70%due     100,000     104,571
      Authority Ser C       9/1/2007     --------    --------
      SUB-TOTAL                          300,000     336,177
(The accompanying notes are an integral part of these
 financial statements)

               Investments, continued

RATING ISSUER   COUPON/MATURITY    FACE AMOUNT   MARKET VALUE
-------------------------------------------------------------
ROADS (5.6%)
A     Payette L.I.D.       7.60%due       30,000      30,366
                           5/1/2005
A     Post Falls,          6.75%due       10,000       9,985
      Kootenai County      4/15/1997
      L.I.D. #91-1         7.00%due       10,000       9,987
                           4/15/1998
            "              7.20%due       15,000      14,990
                           4/15/1999
            "              7.40%          15,000      15,004
                           4/15/2000
            "              7.60%due       15,000      15,010
                           4/15/2001
            "              7.75%due       20,000      20,018
                           4/15/2002
            "              7.95%due       20,000      20,030
                           4/15/2003
            "              7.95%due       20,000      20,029
                           4/15/2004
            "              7.95%due       20,000      20,020
                           4/15/2005
            "              7.95%due       20,000      20,019
                           4/15/2006
            "              7.95%due       20,000      20,018
                           4/15/2007
A     Post Falls L.I.D.    5.40%due       35,000      34,957
      #91-4                9/1/2002
                  "        5.60%due       35,000      34,838
                           9/1/2003      --------    -------
        SUB-TOTAL                        285,000     285,271

STATE EDUCATION (14.5%)
AAA   Boise St. Univ.      6.20%due      200,000     212,694
                           4/1/2010
AAA   Fee Revenue          6.30%due      100,000     106,437
                           4/1/2014
A-    Idaho State
      University Student
      Fee Revenue          6.40%due      250,000     269,591
                           4/1/2014
AAA   University of Idaho
      Student Fee Revenue  7.70%due       85,000      89,313
                           4/1/2010
A-    University of Idaho
      Fee Revenue          6.85%due       50,000      54,738
                           4/1/2016      --------    --------
      SUB-TOTAL                          685,000     732,773

SEWER (4.9%)
A     Hayden Lake          6.00%due       60,000      59,516
      L.I.D. #1            9/1/2004
A     Troy Sewer           6.90%due       10,000      10,001
      Revenue               2/1/1997
            "              7.00%due       10,000      10,188
                           2/1/1998
            "              7.10%due       10,000      10,327
                           2/1/1999
            "              7.20%due       10,000      10,466
                           2/1/2000
            "              7.30%due       10,000      10,470
                           2/1/2001
            "              7.40%due       10,000      10,463
                           2/1/2002
            "              7.50%due       10,000      10,474
                           2/1/2003
            "              7.60%due       10,000      10,446
                           2/1/2004
            "              7.70%due       15,000      15,679
                           2/1/2005
            "              7.80%due       15,000      15,731
                           2/1/2006
            "              7.90%due       15,000      15,747
                           2/1/2007
            "              8.00%due       15,000      15,754
                           2/1/2008
            "              8.00%due       20,000      21,035
                           2/1/2009
            "              8.00%due       20,000      21,118
                           2/1/2010      --------    --------
        SUB-TOTAL                        240,000     247,415

WATER SUPPLY (11.0%)
A-    American Falls       7.25%due       70,000      76,302
      Res.                 5/1/2004
      Ref. Series A        7.625%due     150,000     164,630
                           5/1/2021
A     McCall Water         6.25%due      200,000     204,516
      Rev., Ser 1994       9/1/2008
A     McCall Water         6.375%due      70,000      74,402
      Revenue              9/1/2014
A     Ucon Water &         7.75%due       35,000      37,338
      Sewer Rev. Ref.      12/1/2002     --------    --------
      SUB-TOTAL                          525,000     557,188
                                         --------    --------
TOTAL INVESTMENTS     Cost$4,682,148  $4,625,000  $4,881,461
(96.4%)                                ==========
Other Assets (net
of liabilities) (3.6%)                               182,773
                                                     --------
Total Net Assets (100%)                           $5,064,234
                                                  ===========


*
These unaudited bond ratings reflect the adviser's current rating of each bond, as determined using Standard & Poor's and Moody's ratings. (The accompanying notes are an integral part of these financial statements)




FINANCIAL HIGHLIGHTS
Selected data per share of capital
                                                                                    Sept. 4'87
stock outstanding throughout the period:                                         (commencement
                                                                                of operations)
                                                                                       to
                           For Year Ended November 30
                 ---------------------------------------------------------------

                1996   1995   1994   1993   1992   1991   1990   1989   1988        NOV.30 '87*
                ----   ----   ----   ----   ----   ----   ----   ----   ----        -----------
NET ASSET VALUE
AT BEGINNING OF
 PERIOD        $5.28  $4.76  $5.23  $5.16  $5.10  $5.03  $5.07  $4.98   %5.03       $5.00
INCOME FROM
 INVESTMENT
 OPERATIONS
Net investment
 income         0.27   0.26   0.27   0.25   0.28   0.30   0.33   0.35    0.35        0.02
Net gains or
 losses on
 securities
 (both realized
  and
 unrealized)   (0.03)  0.52  (0.46)  0.12   0.09   0.07  (0.04)  0.09   (0.05)       0.02
                ----   ----   ----   ----   ----   ----   ----   ----    ----        ----
Total From      0.24   0.78  (0.19)  0.37   0.37   0.37   0.29   0.44    0.30        0.04
 Investment
 Operations
LESS DISTRIBUTIONS
 Dividends (from
  net investment
  income)     $(0.27)$(0.26)$(0.27)$(0.25)$(0.29) $(0.30)$(0.33)$(0.35)$(0.35)     $(0.01)
 Distributions
  (from capital
  gains)        0.00   0.00  (0.01) (0.05)(0.025)   0.00   0.00   0.00   0.00        0.00
                ----   ----   ----   ----  -----    ----   ----   ----   ----        ----
Total
Distributions  (0.27) (0.26) (0.28) (0.30) (0.31)  (0.30) (0.33) (0.35) (0.35)      (0.01)

Net asset
 value at end
 of period     $5.25  $5.28  $4.76  $5.23  $5.16   $5.10  $5.03  $5.07  $4.98       $5.03
               =====  =====  =====  =====  =====   =====  =====  =====  =====       =====

TOTAL RETURN   4.66% 16.68% (3.76)% 7.35%  7.49%  7.63%  5.94%  9.17%   6.45%       3.20%

RATIOS/
SUPPLEMENTAL DATA
Net assets ($000),
end of period $5,064 $5,220 $6,841 $7,367 $5,808 $3,803 $2,540 $  808 $  335       $   29
Ratio of expenses
 to average net
 assets+        0.79%  0.75%  0.75%  0.75%  0.75%  0.75%  0.97%  0.90%   0.28%       0.11%
Ratio of net
 investment
 income to average
 net assets+    5.10%  5.07%  5.28%  4.79%   5.64%  6.08% 6.74%  6.51%   6.58%       0.56%
Portfolio
turnover rate      9%    28%    36%    31%     17%    15%    17%    13%   100%          0%

*Not annualized                                                                                        annualized
+
For each of the above years,  all or a portion of the expenses  were waived.  If these costs had not been waived, the resulting increase to expenses per share in each of the above periods would be $.01, $.016, $.007,$.009,  $.008, $.02, $.02,
$.05, $.10, $.19, and $.01  respectively.  The increase to the ratio of expenses to average daily net assets would be .27%, .26%,  .14%,.18%,  .17%, .54%, 1.01%,
1.25%, 2.24%, and .11%, respectively.


STATEMENT OF ASSETS AND LIABILITIES
As of November 30, 1996
ASSETS
   Municipal Bond Investments
    (cost $4,655,657)                                 $4,881,461
   Cash                                                   93,746
   Interest receivable                                    93,850
   Insurance deposit                                         801
                                                      ----------
         Total Assets                                 $5,069,858
                                                      ----------
LIABILITIES
   Payable to affiliate                                    5,624
                                                      ----------
         Total Liabilities                                 5,624
                                                      ----------
NET ASSETS                                            $5,064,234
                                                      ==========
FUND SHARES OUTSTANDING                                  964,641
ANALYSIS OF NET ASSETS
   Paid in capital (unlimited shares authorized,
   no par value)                                       4,907,854
   Undistributed net investment income (loss)                 84
   Accumulated net realized gain (loss)
   on investments                                        (69,508)
   Unrealized net appreciation on investments            225,804
                                                      -----------
   Net Assets applicable to Fund shares outstanding   $5,064,234
                                                      ===========
NET ASSET VALUE PER SHARE                                  $5.25

STATEMENT OF OPERATIONS
Year ended November 30, 1996
INVESTMENT INCOME
   Interest income                           $302,111
   Amortization of bond premiums              (10,769)
   Accretion                                      202
                                             ---------
       Gross Investment Income                            $291,544
EXPENSES
   Investment adviser and administration fee   24,540
   Professional fees                           15,349
   Shareowner servicing                         4,232
   Printing and postage                         3,909
   Filing and registration fees                 1,878
   Custodian Fees                               1,128
   Other expenses                                 864
                                             --------
   Total gross expenses                        51,900
        Less earnings credi                    (1,128)
        Less advisory fee waive               (11,923)
                                             ---------
     Net expenses                                           38,849
                                                          --------
         Net investment income                             252,695
                                                          --------
NET REALIZED GAIN (LOSS) ON INVESTMENTS
    Proceeds from sales                       586,517
    Less cost of securities sold
     based on identified cost                 592,031
                                             ---------
         Realized net loss                                  (5,514)
                                                          --------
UNREALIZED GAIN (LOSS)ON INVESTMENTS
    End of period                             225,804
    Beginning of period                       251,225
                                             ---------
    Decrease in unrealized gain
     for the period                                        (25,421)
                                                          ---------
         Net realized and unrealized
          gain on investments                              (30,935)
                                                          ---------
NET INCREASE IN NET ASSESTS RESULTING
FROM OPERATIONS                                            $221,760

(The accompanying notes are an integral part of these financial statements)

STATEMENT OF CHANGES IN NET ASSETS
INCREASE (DECREASE) IN NET ASSETS
                                        Year ended   Year ended
                                        Nov.30,1996  Nov.30,1995
OPERATIONS:
    Net investment income              $ 252,695       $ 311,923
    Net realized (loss) gain
     on investments                       (5,514)        (64,404)
    Net increase (decrease)in
     unrealized appreciation             (25,421)        751,487
                                     ------------    ------------
    Net increase (decrease)in
     net assets                          221,760         999,006
                                     ------------    ------------

DIVIDENDS TO SHAREOWNERS FROM:
    Net investment income               (252,571)       (311,941)
                                     ------------    ------------
    Capital gains distributions      ------------    ------------


FUND SHARE TRANSACTIONS:
    Proceeds from sales of shares        837,937         793,990
    Value of shares issued in
     reinvestment of dividends           191,502         226,992
                                     ------------    ------------
                                       1,029,439       1,020,982
    Cost of shares redeemed           (1,154,708)     (3,329,049)
                                     ------------    ------------
    Net increase (decrease) in net
     assets from share transactions     (125,269)     (2,308,067)
                                     ------------    ------------
Total (decrease) in net assests         (156,080)     (1,621,002)


NET ASSETS
    Beginning of period                5,220,314       6,841,316
                                     ------------    ------------
    End of period                     $5,064,234      $5,220,314
                                     ============    ============
    (Including  undistributed  net investment income of $98 at November 30, 1996 and ($26) at November 30, 1995)
Shares of the Fund Sold and Redeemed
    Number of shares sold                208,082         225,327
    Number of shares issued in
     reinvestment of dividends            36,855          44,240
    Number of shares redeemed           (269,057)       (717,954)
                                     -------------    ------------
Net Increase (Decrease) in Number
 of Shares Outstanding                   (24,120)       (448,387)
                                     =============    ============

(The accompanying notes are an integral part of these financial statements)

For the twelve-month period ending November 30, 1996, Idaho Tax Exempt Fund returned shareholders +4.66%. At November 30, 1996, the price per share (Net Asset Value) was $5.25 and the current yield was 4.74%.

For the year, on a relative basis municipal bonds performed well compared to corporate and government debt. Municipal bonds recouped their relative losses due to the 1995 "flat tax" scare and closed the year in a more normal relationship to other bond sectors. Despite reasonably strong economic growth and rising interest rates in the first half of 1996, bond prices have returned to similar levels of one year ago. The bond market has become comfortable with the possibility that economic growth does not necessarily lead to higher inflation. And if the economy does slow, we expect to see inflation and interest rates fall further.

The primary objective of the Fund is income exempt from federal and Idaho personal income taxes. To earn high income, 24% of the Fund is invested in the debt of non-rated issuers with strong creditworthiness. These issuers must, in the opinion of the advisor, must have credit quality strong enough to earn at least an "A" rating from a nationally recognized rating agency. In the last fiscal year, the yield spread between highly rated and non-rated Idaho municipal issues has narrowed. Non-rated paper performed well compared to higher rated issues.

The secondary objective of the Fund is capital preservation. The average maturity of the Fund may be the most important factor affecting principal values in the portfolio. The effective average maturity of the Fund is now 7.1 years, slightly less than the 7.9 years at the beginning of the fiscal year. We are optimistic that interest rates will continue to fall in 1997 but we do not believe that extending beyond the intermediate sector of the yield curve offers enough additional return to compensate for the added risk to the Fund.

Idaho's economic outlook remains healthy. However, economic growth and employment have slowed from the unusually high levels of 1994 and 1995. The weakness in the computer industries, important to Idaho's income tax revenues, appears to be passing. Idaho's superior quality of life continues to attract significant immigration. Property values continue to increase in many areas, providing additional protection to the value of many municipal bonds.

The current combination of high federal and state income taxes in Idaho creates a substantial appetite among investors for tax-exempt bonds. Idaho municipals benefit from an imbalance between the number of buyers and the number of issues sold within the state. This imbalance is especially important in weak markets when Idaho bonds often outperform similar issues from other states. Idaho's outstanding record of repaying municipal debt also fuels investor appetites.

The graph below compares the Idaho Tax-Exempt Fund`s performance to the performance of the Lehman Brothers Composite Municipal Bond Index, a broad-based municipal bond market index. To be comparable, the Municipal Index data includes reinvested income (as computed by Lehman Brothers Fixed Income Research). Though the Fund does not try to "beat" the Lehman Brothers Index or any other specific index, the Fund's returns, considering its lower volatility, compares well to that of the Index for the fiscal year, as shown in the accompanying chart.

Note that this graph compares an unmanaged, expense free index to an actively managed Fund that has transaction and other costs. The Fund also stands ready to buy and sell its securities to shareholders on a daily basis, as well as providing a wide range of services to them. Additionally, it should be noted that few if any investors are able to invest in an exact index portfolio because of the large amount of securities involved to model such a index.

Were the Fund to target the index as an objective, the Fund might take greater risk by extending the average maturity of its portfolio to take advantage of the greater price fluctuation (for better or worse) available in such a portfolio. As maintaining capital stability is also an objective of the portfolio, we believe the Fund has performed well considering its investment objectives.

The graph shows that $10,000 invested in the Idaho Tax Exempt Fund at the end of September 1987 would have grown to $21,893 at the end of November 1996. If the $10,000 could have been invested in the Lehman Brothers Composite Municipal Bond Index at the end of September 1987, then it would have grown to $18,028.
Date       The Fund    Lehman Index
  Sep-87   $10,000      $10,000
11/30/88    10,679       11,391
11/30/89    11,658       12,644
11/30/90    12,351       13,620
11/29/91    13,294       15,019
11/30/92    14,290       16,525
11/30/93    15,341       18,356
11/30/94    14,763       17,392
11/30/95    17,225       20,678
11/30/96    18,028       21,893

(Graph Omitted)

NOTES TO FINANCIAL STATEMENTS
Note 1-ORGANIZATION
Saturna Investment Trust, (formerly Northwest Investors Trust) Trust (the "Trust") was established under Washington State Law as a Business Trust on February 20, 1987. The Trust is registered as a no-load, open-end series investment company under the Investment Company Act of 1940, as amended. Four portfolios have been created to date in addition to Idaho Tax-Exempt Fund (the "Fund.") The other four portfolios distribute through a separate prospectus and the results of those funds are contained in a separate report.

Note 2--SIGNIFICANT ACCOUNTING

POLICIES

The following is a summary of the significant accounting policies followed by the Fund.

INVESTMENTS:

Fixed-income securities for which there are no publicly available market quotations are valued using a matrix based on maturity, quality, yield and similar factors, which are compared periodically to multiple dealer bids and adjusted by the adviser under policies established by the Trustees.

The cost of securities is the same for accounting and Federal income tax purposes. Securities transactions are recorded on trade date. Realized gains and losses are recorded on the identified cost basis.

INCOME AND EXPENSES:

Interest income is reduced by the amortization of bond premiums, on a constant yield-to-maturity basis from purchase date to maturity.

Interest income is increased by accretion only for bonds underwritten as original issue discounts. Market discounts are recorded as realized gains upon disposition.

Expenses incurred by the Trust on behalf of the Fund (e.g., professional fees) are allocated to the Fund and the other Funds of the Trust on the basis of relative daily average net assets. The Adviser has agreed to certain limits on expenses, as described below.

INCOME TAXES:

The Fund has elected to be taxed as a regulated investment company under the Internal Revenue Code and distribute substantially all of its taxable net investment income and realized net gains on investments. Therefore, no provision for Federal income taxes is required. Further, the Fund intends to meet IRS requirements for tax-free income dividends, and requirements of the Idaho Department of Revenue for income dividends free of Idaho state income tax.

DIVIDENDS AND DISTRIBUTIONS TO SHAREOWNERS:

Dividends and distributions to shareowners are recorded on the ex-dividend date. Dividends are paid daily and distributed on the last business day of each month. Shareowners electing to reinvest dividends and distributions purchase additional shares at the net asset value on the payable date.

Note 3--TRANSACTIONS WITH AFFILIATED PERSONS

Under a contract approved by shareowners on October 12, 1990, Saturna Capital Corporation provides investment advisory services and certain other administrative and distribution services to conduct the Fund's business. For such services, the Fund pays an annual fee equal to .50% of average daily net assets. For the year ended November 30, 1996, the Fund incurred advisory fee expenses of $24,540.

Saturna Capital has volunteered to reimburse the Fund to the extent that total expenses of the Fund, (excluding interest, brokerage commissions and taxes) exceeds .80% through March 31, 1997. Accordingly, for the year ended November 30, 1996, Saturna Capital waived $11,923 of the advisory fee.

In accordance with the Fund's agreement with its custodian bank, National City Bank, for the year ended November 30, 1996, custodian fees incurred by the Fund, amounted to $1,128. The custodian waived its fees for earnings credits, as represented in the Statement of Operations.

One trustee also serves as president of the Trust and is a director and president of Saturna Capital Corporation.

The Trust acts as a distributor of its own shares, except in those states in which Investors National Corporation (a subsidiary of Saturna Capital Corporation) is itself registered as a broker-dealer and acts as distributor without compensation. Saturna Capital Corporation acts as shareowner servicing (transfer) agent for the Fund, for a monthly fee plus certain expenses. For the fiscal year ended November 30, 1996, the Fund paid such a fee of $4,232.

Unaffiliated trustees receive a fee of $100 per meeting attended. On November 30, 1996, the trustees, officers and their immediate families as a group owned none of the outstanding shares of the Fund.

Note 4--FEDERAL INCOME TAXES

At November 30, 1996, the Fund had capital loss carryforwards of $69,918 which expire in 2004. Prior to their expiration, such loss carryforwards may be used to offset future net capital gains realized for Federal income tax purposes.

Note 5--INVESTMENTS

At November 30, 1996, the net unrealized appreciation of investments for the Fund of $225,804 comprised gross unrealized gains of $230,249 and gross unrealized losses of $4,445.

During the year ended November 30, 1996, the Fund purchased $468,452 of securities and sold/matured $586,517 of securities.

                                        REPORT OF
                                  INDEPENDENT ACCOUNTANTS

To the Board of Trustees
and Shareowners of
Saturna Investment Trust

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the Idaho Tax-Exempt Fund, a series of Saturna Investment Trust, (formerly Northwest Investors Trust; hereafter referred to as the "Trust") at November 30, 1996, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the six years in the period then ended, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Trust's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at November 30, 1996 by correspondence with the custodian and a broker, provide a reasonable basis for the opinion expressed above. The financial statements of the Trust for each of the two years in the period ended November 30, 1989 and for the period September 4, 1987 (commencement of operations) through November 30, 1987 were audited by other independent accountants whose report dated January 19, 1990 expressed an unqualified opinion on those statements.

Seattle, Washington
December 18, 1996

                     IDAHO TAX-EMEMPT FUND
             A PORTFOLIO OF SATURNA INVESTMENT TRUST
                        SATURNA CAPITAL
                         MUTUAL FUNDS
                         1-800/SATURNA
                        (800)/728-8762
This report is issued for the  information of the shareowners of the Fund. It is
not  authorized  for   distribution  to  prospective   investors  unless  it  is
accompanied or preceded by an effective prospectus relating to the securities of the Fund. Idaho Tax-Exempt Fund is a series of Saturna Investment Trust.
                      (Graphic of Idaho Map Omitted)
                           ANNUAL REPORT
                         NOVEMBER 30, 1996